EXHIBIT 10.15

California Micro Devices Corporation

430 N. McCarthy, Number 100

Milpitas, CA 95035

July 29, 2003

Needham & Company, Inc.	Adams, Harkness & Hill, Inc.
3000 Sand Hill Road, Building 2, Suite 190	Four Embarcadero
Menlo Park, California 94025	San Francisco, CA 94111

Re: Amendment to October 7, 2002 Letter Agreement

Dear Chad and Marshall:

This letter (this “Amendment”) confirms the agreement between Needham & Company, Inc. and Adams, Harkness & Hill, Inc. (the “Placement Agents”) on the one hand, and California Micro Devices Corporation (the “Company”) on the other hand, to amend their October 7, 2002 Letter Agreement (the “Original Letter Agreement”).

This Amendment will apply and be effective only with respect to the proposed private placement of up to 2,444,466 shares of the Company’s common stock, accompanied by warrant coverage of up to an additional 733,339 shares of common stock, as described in the Company’s term sheet dated July 24, 2003 (the “Offering”). The Offering is currently expected to close in one or two separate closings, with the lead investor, Special Situations Funds and its affiliated entities, closing on July 30, 2003, and additional investors closing on July 30, 2003; July 31, 2003; or August 1, 2003.

The Placement Agents and the Company hereby amend the Original Letter Agreement as follows:

The first line of Section 6(b) of the Original Letter Agreement is deleted in its entirety and replaced with the following: “An advisory fee equal to 4% of the gross proceeds on all sales of Securities made in the . . .”

The first sentence of Section 6(c) of the Original Letter Agreement is deleted in its entirety and replaced with the following: “Warrants (the “Warrants”), issuable at the first and any subsequent closing of the sales of Securities, to purchase that amount of securities equal to 3% of the Securities sold in the Offering.”

The Placement Agents further agree that, if the securities issued pursuant to the Offering, either calculated alone or in combination with the issuance of the Warrants, would otherwise result in an issuance of securities that would require the approval of the Company’s shareholders, the Company will require that the first date that the Warrants will be exercisable shall be no

Needham & Company, Inc. and Adams, Harkness & Hill, Inc.

July 29, 2003

earlier than six months after the second of the two closings. The Company currently expects that such a restriction will be necessary in order to issue the securities without a shareholder vote not only on the Warrants being issued to the Placement Agents but also perhaps on 300 of the warrants being issued to one of the investors.

Please confirm that the foregoing is in accordance with our understanding by signing and returning to us the enclosed duplicates of this letter.

Sincerely yours,

CALIFORNIA MICRO DEVICES CORPORATION

By:
Robert V. Dickinson
President and CEO

Agreed to and Accepted as of the date set forth above:

NEEDHAM & COMPANY, INC.	ADAMS, HARKNESS & HILL, Inc.

By:	By:
Chad W. Keck		Marshall Jensen
Managing Director		Managing Director

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